Exhibit 21.1

SUBSIDIARIES OF ROCKY MOUNTAIN FUDGE COMPANY, INC.

Name of Subsidiary	Jurisdiction of Organization

Wasatch Candy Company, Inc.	Utah
(d.b.a. Vallerie’s Country Candy)
(Wholly owned subsidiary)

Wireless Power Controls, Inc.	Nevada
(Wholly owned subsidiary)